Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Applied Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, par value $0.0001 per share	457(a)	3,713,943	0.90	$3,326,021.65	$110.20 per $1,000,000	$366.53
Total Offering Amounts					$3,326,021.65		$366.53
Total Fee Offsets							—
Net Fee Due							$366.53

(1)	This Registration Statement on Form S-8 covers 3,713,943 shares of Common Stock of Applied Therapeutics, Inc. (the “Registrant”) subject to issuance under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c) and 457(h) of the Securities Act the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of Common Stock of the Registrant as reported on The Nasdaq Global Market on March 20, 2023.